Exhibit 10.5

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), entered into as of June 11, 2012 and effective as of January 1, 2012, by and among RADIATION THERAPY SERVICES, INC., a Florida corporation (the “Company”), RADIATION THERAPY SERVICES HOLDINGS, INC., a Delaware corporation (“Holdings”) and BRYAN J. CAREY (“Executive”).

WHEREAS, the Company is engaged in the business of providing radiation therapy services to cancer patients;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.     EMPLOYMENT.  The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the Term (defined below).  The Executive agrees to serve as the Company’s Vice Chairman and Chief Financial Officer during the Term and shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such positions or as the Chief Executive Officer or the board of directors of the Company (the “Board”) may reasonably assign to him from time to time consistent with such positions, including but not limited to duties and responsibilities in the areas of corporate development and M&A as well as oversight of Medical Developers, LLC.  In such capacity, the Executive shall report to the Chief Executive Officer of the Company.

Throughout the Term and except for permitted vacation periods, the Executive shall devote his reasonable best efforts and substantially all of his business time and services to the business and affairs of the Company. Nothing herein shall preclude Executive from serving or continuing to serve on the boards or advisory committees of medical, charitable, or other similar organizations, managing his personal investments or, with the consent of the Board, serving on the board of a for-profit corporation, or providing consulting services including to Vestar Group, as such term is defined in the LLC Agreement (as defined below) (which services to Vestar Group, if they are directly related to the Parent (as defined below) or any of its subsidiaries,  shall require prior notice or approval by the Board and, if they are not directly related to the Parent or any of its subsidiaries, shall not require such notice or approval), so long as such activities do not materially interfere with Executive’s performance under this Agreement and would not otherwise violate any provision of Sections 9 or 10 of this Agreement.  As periodically requested by the Board, Executive shall use commercially reasonable efforts to assist the Board in determining whether Executive’s membership on the board of directors or any other involvement with any entity that could reasonably be expected to result in health care compliance issues or liability for the Parent or any of its subsidiaries and/or joint ventures and to take such actions as are reasonably requested by the Board to remedy and/or mitigate any such issues or liability identified by the Board.

During the Term, you shall be allowed to split your time between New York, New York (where, in addition to weekends and holidays, you will be allowed to work at least two (2) days a week) and the Company’s headquarters in Fort Myers, Florida (the “Commuting Right”). In both of these locations (the “Work Locations”), the Company shall furnish you at its expense with an office and administrative assistance commensurate with your position with the Company.

2.     BOARD MEMBERSHIP. — Throughout the Term, Executive shall be appointed to the Company’s Board of Directors.

3.     TERM OF AGREEMENT.  The initial five (5) year term (“Initial Term”) of employment under this Agreement shall commence as of January 1, 2012 (the “Effective Date”).  After the expiration of such Initial Term, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms (“Renewal Terms” and, collectively with the Initial Term, the “Term”), provided that (i) if Executive gives the Company at least one hundred twenty (120) days advance written notice prior to the expiration of the Initial Term of his intention not to renew this Agreement for the first Renewal Term, the Agreement shall terminate upon the expiration of the Initial Term and (ii) after the expiration of the Initial Term, if either party gives the other party at least one hundred twenty (120) days advance written notice prior to the expiration of the then applicable Renewal Term of its intention to not renew this Agreement for an additional Renewal Term, the Agreement shall terminate upon the expiration of the then current Renewal Term.

Notwithstanding the foregoing, during the Term, the Company and the Executive, as applicable, shall be entitled to terminate this Agreement (and the Executive’s employment hereunder) immediately, subject to a continuing obligation by the Company to make the payments, if any, required under Section 6 below (or such other obligations of the Company or the Executive to the opposing party hereunder which are intended to survive the termination of this Agreement), if the Executive (i) may be terminated due to the occurrence of his Disability (as defined in Section 6(c) below), (ii) is terminated by the Company for Cause or without Cause or (iii) voluntarily terminates his employment for Good Reason or for any other reason or no reason before the then current Term of this Agreement expires.

4.     EXECUTIVE COMPENSATION.

(a)   Annual Base Salary.  The Executive shall receive an annual base salary during the Term at a rate of not less than Four Hundred and Seventy Five Thousand Dollars ($475,000) (as increased from time to time pursuant to this Agreement, the “Base Salary”), payable in installments consistent with the Company’s normal payroll schedule.  The Board or its Compensation Committee (the “Compensation Committee”) shall review this Base Salary at annual intervals, and may, but shall not be obligated to, increase (but shall in no event decrease) the Base Salary from time to time as the Board or the Compensation Committee deems to be appropriate.

(b)   Performance Incentive Bonus.  The Executive shall be entitled to receive an annual performance incentive bonus with a target amount up to 85% of the Base Salary (with the actual bonus payout potentially being greater or lesser than such target amount) from the

Company during the Term based on criteria as reasonably agreed to in writing in the future between the Executive and the Chief Executive Officer with reasonable approval from the Compensation Committee (the “Performance Bonus”). For each of 2012 and 2013, the minimum amount of the Performance Bonus payable to Executive shall be Two Hundred Thousand Dollars ($200,000) (the “Minimum Amount”) which Minimum Amount of the 2012 and 2013 Performance Bonuses shall be paid to the Executive as a lump sum cash payment prior to the end of 2012 and 2013, as applicable. The entire Performance Bonus for the years after 2013 and a portion of the Performance Bonus for the years 2012 and 2013, which is in excess of the Minimum Amount, if any, shall be paid to the Executive as a lump sum cash payment in the calendar year following the applicable calendar year for which the Performance Bonus is payable, but no later than March 15th of such following calendar year.

(c)   Superbonus. The Executive shall be entitled to receive a superbonus (the “Superbonus”) payment of One Hundred Thousand Dollars ($100,000) payable following the end of 2013, if at the end of the year end 2013, Implied Enterprise Value, as such term is defined in the Third Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC (the “Parent”), a Delaware limited liability company, dated         , as in effect on such date (the “LLC Agreement”), is equal to at least $644 Million (the “EBITDA Target”). This Superbonus shall be paid to the Executive as a lump sum cash payment in 2014, but no later than March 15th of such year.  For avoidance of doubt, if any Superbonus payment or expense was subtracted from the calculation of the consolidated EBITDA, as such term is defined in the LLC Agreement, for the purposes of the determination of the Implied Enterprise Value, such amount shall be added back to EBITDA for purposes of the calculations with respect to the Superbonus under this Agreement.  The EBITDA Target shall be equitably adjusted in the event of subsequent asset acquisitions or dispositions, corporate reorganizations or other corporate events (including a change in the Company’s fiscal year) involving the Company as determined in good faith by the Compensation Committee in consultation with the Company’s Chief Executive Officer.

5.     ADDITIONAL COMPENSATION AND BENEFITS.  The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a)   Participation in Benefit Plans.  The Executive shall be eligible to participate in the employee benefit and perquisite plans and programs maintained by the Company from time to time for its executives and their dependants generally (excluding those employee benefit and perquisite plans and programs maintained solely for the Company’s Chief Executive Officer and the Class G Units and Class L Units issued to certain executives under the LLC Agreement), or for its employees generally (if such benefits or perquisites are greater), including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions of such plans and programs as in effect from time to time.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit or perquisite plan (as permitted under the terms of such plan) at any time (provided such change or modification applies to all of the Company’s executives and their dependants (which executives for the purposes of this clause shall not include the Company’s Chief Executive Officer) or all of its employees generally, as applicable).  The Company shall pay the medical insurance premiums for Executive and his dependants to the same extent as it pays such amounts for its other employees generally.

(b)   Vacation.  The Executive shall be entitled to no less than six weeks of vacation (or such greater vacation benefits as may be provided in the future by the Board or Compensation Committee) during each year during the Term and any extensions thereof, prorated for partial years, with any unused vacation during any year to accrue and carry-forward to the next year.

(c)   Business Expenses.  The Company shall reimburse the Executive, in accordance with the Company’s expense reimbursement policy (as such policy is applied to the Company’s senior executives), for all reasonable expenses he incurs in connection with the Company’s business, including expenses for travel (including reimbursement of the Executive’s commuting costs between New York and Florida together with a gross up of any such expense reimbursement which is taxable to the Executive), entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures. The “gross-up” referred to in the preceding sentence shall mean an additional payment to the Executive in an amount that, after reduction by the amount of all federal, state or local income and employment taxes payable by the Executive on such gross-up payment, will equal the amount of all federal, state or local income and employment taxes payable by the Executive with respect to the related expense reimbursement.  Any such gross-up payment shall be paid to the Executive at the time the related expense reimbursement is paid to the Executive, or as soon thereafter as administratively practicable, but in any event by no later than the close of the calendar year following the calendar year in which the related taxes are paid to the applicable taxing authorities.

(d)   Equity. Within 30 days after the date of execution of this Agreement, the Company, or its Affiliates, as applicable, shall grant to the Executive certain equity awards.

(e)   Other. In addition to the benefits provided pursuant Sections 5(a) through 5(d), the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are available generally to other Company’s senior executives other than plans available solely to the Company’s Chief Executive Officer, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to its other senior executives other than plans, programs, practices and polices available solely to the Company’s Chief Executive Officer, including any deferred compensation plan made generally available to its other senior executives of the Company other than a deferred compensation plan available solely to the Chief Executive Officer.

6.     PAYMENTS UPON TERMINATION.

(a)   Termination.  If the Executive’s employment terminates for any reason during the Term, the Executive shall receive his earned but unpaid Base Salary and accrued but unused vacation (within 30 days of his Termination Date) and unreimbursed expenses (in accordance with Company’s expense reimbursement policy and Sections 5(c) and 22 herein) accrued and unpaid through the date of termination of employment hereunder (the “Termination Date”).  The Executive shall also receive (a) any nonforfeitable and/or vested benefits and payment of any amounts earned and payable to him (including with regard to the reason for his termination of employment) under the terms of any deferred compensation, pension, incentive or other benefit and perquisite plan maintained by the Company, provided and payable in accordance with the terms of the applicable plan and (b) provided Executive’s employment was not terminated for Cause prior to the applicable bonus payment date and the following is not already paid pursuant to clause (a) of this paragraph, any earned but unpaid annual Performance Bonus for the fiscal year ending prior to the Termination Date and/or Superbonus (if the Termination Date is in 2014) to be paid at the same time such bonus(es) would have otherwise been paid.  The payments and benefits that the Executive shall be entitled to receive pursuant to this Section 6(a) are collectively referred to as the Executive’s “Accrued Compensation.”

(b)   Severance Payments.  If the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason or if this Agreement is not renewed by the Company for an additional Renewal Period after the Initial Renewal Period, then in addition to payment of the Accrued Compensation, the Company shall also make a series of monthly payments to the Executive for a period of twenty-four (24) months immediately following the Termination Date so long as the Executive continues to comply with Sections 9 and 10 hereof; provided, that the payments that otherwise would have been made during the sixty (60) day period after the Termination Date shall be made on the first payroll period after the sixtieth (60th) day following the Termination Date and shall include payment of any amounts that would otherwise be due prior thereto.  However, in the event the Executive’s employment is terminated with the Company (or any of its successors or transferees of its assets) within six (6) months prior to or after a “Change of Control” of the Company the monthly payment to be made under this Section 6(b) shall be made for a period of thirty-six (36) months, instead of for the twenty-four (24) month period referred to in the preceding sentence. Each such monthly payment shall be a cash payment and equal to 1/12th of the of the sum of (x) Executive’s annual Base Salary, as in effect on the Termination Date plus (y) the Executive’s average Performance Bonus for the three years immediately prior to the year during which termination occurs provided that for purposes of this Section 6(b), prior to the third anniversary of this Agreement, Executive’s average Bonus shall be deemed to be the greater of (a) $200,000 or (b) the average Performance Bonus for the year(s) (ending prior to the Termination Date), if any, that the Executive was employed by the Company.  In addition to the foregoing, for such period of time after the Termination Date as the Executive is eligible for, and elects to receive, continuation health care coverage for himself and his dependents under COBRA, the Company will provide the Executive and his eligible dependents with such coverage under the Company’s group health care plans. The Executive shall be required to pay the full COBRA premium for such coverage.  However, the Company shall pay to the Executive, as additional severance, an amount which, after payment of all federal, state and local income taxes, and employment, social security or medicare taxes, imposed thereon, will equal to twelve (12) times the same percentage of the monthly premium cost for the Executive’s COBRA continuation coverage, as in effect for the first month following the Termination Date, as the percentage of the total cost that the Company would have paid with respect to the coverage for the Executive and his dependents for such month under its group health care plans covering its actively employed senior executives if the Executive had remained in employment with the Company and continued to be covered (along with his dependents) under such plans during such month.  Such amount shall be paid to the Executive in a single lump sum on the 60th day following the Termination Date.  The Executive shall be under no obligation to use any portion of the amount so paid to him to pay the cost of his COBRA continuation coverage under the Company’s group health plans or to purchase comparable coverage from any other insurance carrier or health care provider. Executive shall also be permitted, to the extent not prevented under applicable law, to continue to participate at the Company’s expense in all other benefit and insurance plans, coverage and programs in which he was participating immediately prior to the Termination Date, and at the same levels of coverage, for a period of one (1) year from the Termination Date. In the case of any continuing long-term disability benefits coverage to be so provided, the Company shall impute as taxable income to the Executive an amount equal to the full actuarial cost (or if provided under any insured disability benefit plan, an amount equal to the full premium cost) of such benefit coverage for each period in which such coverage is so provided to the Executive and his beneficiaries. For purposes of this Agreement, “Change of Control” shall have the same meaning as the term “Company Sale”, as defined in the LLC Agreement, except that for the purposes of this Agreement, clause (ii) of such definition shall be changed to read as follows:  “acquires assets constituting all or substantially all of the assets of the Company’s Subsidiaries on a consolidated basis or RTS on a stand alone basis...”

(c)   Disability.  The Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company, if the Board determines in good faith that the Executive has been unable to attend to his duties for at least one-hundred and eighty (180) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties at such time and during the succeeding one-hundred and eighty (180) days or is likely to continue for an indefinite period (any such condition, a “Disability”).  If the Company terminates this Agreement due to Executive’s Disability, the Executive shall be entitled to receive, in addition to payment of the Accrued Compensation, a series of monthly payments from the Company for a period of twelve (12) months immediately following the Termination Date with each monthly payment equal to one-twelfth (1/12th) of the Executive’s annual Base Salary, as in effect on the Termination Date so long as the Executive continues to comply with Sections 9 and 10 hereof and any other disability program or insurance policies that may be maintained or provided by the Company.

(d)   Termination for Cause.  If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Compensation.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, material misappropriation of corporate assets or a material breach of the covenants set forth in Sections 9 and 10 below; (ii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, a felony (other than a traffic violation); (iii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, any lesser crime or offense (x) committed in connection with the performance of his duties hereunder, (y) involving fraud, material dishonesty or moral turpitude or (z) that causes the Company or any of its subsidiaries a substantial and material financial detriment; (iv) substantial neglect or willful misconduct in carrying out Executive’s material duties (other than resulting from the Executive’s Disability) or violations of material policies of the Company (covering items not provided for in Sections 9 and 10 below) and/or its subsidiaries resulting in material harm to the Company or any of its subsidiaries; or (v) substantial and repeated failure, refusal or inability (except where due to illness or Disability) to perform Executive’s material duties hereunder.  Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for Cause unless the Board has provided the Executive with written notice specifying in reasonable detail the alleged Cause for termination and the Cause is not cured within 30 days after the date of such notice. For purposes hereof, an act or omission shall not be deemed to be willful if taken or omitted in the good faith belief that such act or omission was in, or not opposed to, the best interests of the Company or any of its affiliates.

(e)   Voluntary Termination by the Executive.  If the Executive resigns or otherwise voluntarily terminates his employment and the termination is not for Good Reason, the Executive shall only be entitled to the Accrued Compensation upon such termination.

For purposes of this Agreement, a termination by the Executive shall be for “Good Reason” if the Executive resigns after the Executive is (i) assigned to a position of lesser rank than Vice Chairman and Chief Financial Officer (other than any such assignment for Cause or by reason of Disability) without the Executive’s written consent, (ii) assigned duties materially inconsistent with such position (other than any such assignment for Cause or by reason of Disability) without the Executive’s written consent, (iii) the Executive is transferred to a geographic location of employment more than 30 miles from the Work Locations or the Executive’s Commuting Rights are otherwise materially restricted without the Executive’s written consent, or (iv) the Company materially breaches any material term of this Agreement (including by having the Executive report to anyone other than the Chief Executive Officer of the Company or the Board); provided that Good Reason shall not exist under this paragraph unless the

Executive provides the Board with written notice specifying in reasonable detail the event constituting “Good Reason” within ninety (90) days of his knowledge of its occurrence and such breach is not cured within thirty (30) days after the date of such notice, and the Executive actually terminates his employment within 30 days following the expiration of such cure period.

(f)    Release .  In order to receive the severance payments and benefits pursuant to this Section 6 (other than the Accrued Compensation), the Executive must execute and not revoke a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (provided the Company must deliver an execution version of such a release to the Executive within seven (7) days after the Termination Date).  To the extent that such release is not executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date, the Executive shall forfeit all rights to any such severance payments and benefits.

(g)   Golden Parachute Excise Tax. Notwithstanding any other provision of this Agreement, or any other agreement between the Executive and the Company or any of its Affiliates, or of any plan maintained by the Company or any of its Affiliates pursuant to which the Executive is entitled to any “Payments” (as defined in Exhibit B hereto), in the event that the Company undergoes a “280G Change in Control” (as defined in Exhibit B hereto), the provisions set forth in Exhibit B shall apply.

7.     DEATH.  If the Executive dies during the Term, the Company shall pay to the Executive’s estate, in addition to payment of the Accrued Compensation, a series of monthly payments from the Company to the Executive’s estate for a period of twelve (12) months immediately following the date of death with each monthly payment equal to one-twelfth (1/12th) of the Executive’s annual Base Salary, as in effect on the date of death. In addition, unless such amounts are already payable as part of Accrued Compensation, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

8.     WITHHOLDING.  The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9.     PROTECTION OF CONFIDENTIAL INFORMATION.  The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or at any time thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.”  The Executive shall not disclose or make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or at any time after the Term.  The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure, except if such information is in the public domain as a result of the Executive’s actions in contravention of this Section 9. Notwithstanding the foregoing, the Executive may disclose any such confidential and proprietary information if the disclosure of such information (a) may be required by law, regulation, or court or administrative order (in which event, to the extent the Executive is not legally prohibited from doing so, the Executive shall so notify the Company as promptly as practicable) or (b) is required in connection with the Executive enforcing this Agreement or any other agreement with the Company or defending claims against the Executive or the Company.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 and 10 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10.   PROHIBITION OF CERTAIN ACTIVITIES.  In consideration of the transactions contemplated hereby (including the grant of any equity pursuant to Section 5(d)), the Executive hereby covenants and agrees that he will not, for a period beginning on the date of this Agreement and ending twenty four (24) months after such Executive’s Termination Date (i) engage in any business activities for himself or on behalf of any enterprise in any capacity or own any interest in any entity which compete or are competitive with the Company in the business of organizing, establishing, developing, providing or managing radiation therapy services or services ancillary thereto, in any state in which the Company, its subsidiaries, Affiliates and/or any of its joint ventures then operate or has plans to operate as of the Executive’s Termination Date, (ii) interfere or disrupt or attempt to interfere or disrupt, the relationships between the Company, its subsidiaries and/or joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its subsidiaries and/or joint ventures (the “Client”), (iii) solicit, aid or induce any employee, exclusive representative or exclusive agent of the Company or any of its subsidiaries (the “Employee”) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such Employee or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such Employee, or (iv) publish or make any disparaging statements about the Company and, only with respect to such Person’s affiliation with the Company, any Affiliate of the Company or any of the Company’s or its Affiliate’s directors, officers or employees (the “Protected Parties”), under circumstances where it is reasonably foreseeable that the statements will be made public (provided, that nothing in this clause (iv) shall prohibit the Executive from (A) providing truthful and accurate information to any governmental agency or as otherwise may be required by law, (B) responding publicly to incorrect, disparaging or derogatory public statements made by the Protected Parties to the extent reasonably necessary to correct or refute such statements, (C) conferring in confidence with his legal representatives, or (D) competing fairly with the Protected Parties in the future, to the extent he is otherwise permitted to do so (pursuant to the terms of this Agreement) (the activities described in clauses (i) through (iv) above, collectively, “Prohibited Activities”).  Notwithstanding the foregoing, this Section 10 will be of no force and effect for the period (the “Exclusion Period”) during which the Company fails to make the payments, if any, required under Section 6(b) and such payments are in fact due and payable pursuant to Section 6(b), provided that the Exclusion Period shall not take effect unless the Executive provides the Board with written notice that such payments are due and payable and the Company does not make such payments within thirty (30) days after the date of such notice.  The Executive will not be deemed to be engaged in Prohibited Activities if he engages or participates in any entity that engages in Prohibited Activities or becomes affiliated with any person who engages in Prohibited Activities as an employee, officer, director, consultant, agent, partner, proprietor or other participant; provided, that (y) he is not directly or indirectly involved in such entity engaging in prohibited activities (including by being employed by a business unit of such entity which does not engage in Prohibited Activities) or (z) owns no more than 2 percent of the stock of a publicly traded entity (or as a passive owner of a private entity) and has no other connection or relationship with such entity or person.

Notwithstanding the foregoing, the restrictions in Section 10 shall not apply with regard to (A) general solicitations that are not specifically directed to the Employees, (B) serving as a reference at the request of an Employee or (C) actions taken in the good faith performance of the Executive’s duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the restrictions in this Section 10 if the Executive solicits or attempts to solicit the business or patronage of a Client that uses or provides services or supplies to multiple service providers or recipients in the same space as it utilizes or supplies the Company, its subsidiaries and/or joint ventures; provided, that the Executive does not specifically suggest or encourage such Client to terminate or reduce its business relationship with the Company, its subsidiaries and/or joint ventures.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.  For purposes of this Agreement, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

11.   INJUNCTIVE RELIEF.  The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Middle District of Florida or in any court in the State of Florida having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 9 and 10 hereof are reasonably necessary to protect the legitimate business interests of the Company for substantial consideration, and (b) the restrictions contained in Sections 9 and 10 hereof (including without limitation the length of the term of the provisions of Sections 9 and 10 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.  The Executive further acknowledges and confirms that his full and faithful observance of each of the covenants contained in Sections 9 and 10 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 9 and 10 hereof.  The Executive further acknowledges that the restrictions contained in Sections 9 and 10 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

The provisions of this Agreement necessary to carry out the intention of the parties hereto following the termination or expiration of this Agreement as expressed herein shall survive the termination or expiration of this Agreement (for avoidance of doubt, Sections 6 through 20, 22 through 23 and 25 of this Agreement shall survive the termination or expiration of this Agreement).

12.   NOTICES.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by telecopy or facsimile (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)   If to the Company:

Daniel E. Dosoretz, CEO

Radiation Therapy Services, Inc.

2270 Colonial Boulevard

Fort Myers, FL  33907
Facsimile: (239) 931-7380

with copies (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP
101 E. Kennedy Boulevard, Suite 2800
Tampa, FL  33602
Attention: Darrell C. Smith
Facsimile: (813) 229-1660

If to Executive, to the Executive’s home address reflected in the Company’s books and records, and if to Executive’s legal representative, to such Person at the address of which the Company is notified in accordance with this Section 12.

13.   SEPARABILITY.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14.   ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Company and the Executive may only assign this Agreement in the following way: (a) with a prior written consent of the opposing party to this Agreement, (b) by the Executive, to his estate, heirs, or beneficiaries only with respect to the financial benefits of this Agreement, or (c) by the Company, to its successor that continues its business by merger, consolidation or similar corporate transaction, provided, that such entity assumes all of the obligations and duties of the Company hereunder

15.   ENTIRE AGREEMENT.  This Agreement represents the entire agreement of the parties and shall supersede any other previous contracts, arrangements or understandings between the Company and the Executive related to employment.  The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16.   GOVERNING LAW.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

17.   SUBMISSION TO JURISDICTION.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Company and the Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Executive and the Company hereby irrevocably each waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

18.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

19.   HEADINGS.  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

20.   WAIVER.  The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

21.   COUNTERPARTS.  This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.

22.   SECTION 409A COMPLIANCE.  The parties hereto intend that all payments and benefits to be made or provided to the Executive hereunder and under any Plan (as defined in clause (j) below) either will be exempt from, or will be paid or provided in compliance with, all applicable requirements of Section 409A (as defined in clause (j) below), and the provisions of this Agreement and of each Plan (to they extent they relate to the Executive’s entitlements under such Plan) shall be construed and administered in accordance with such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement, or (where applicable) any provision in any Plan, to the contrary.

(a)   All payments to be made to the Executive hereunder or under any Plan, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any Plan for such payments to be made, except as otherwise permitted or required under Section 409A.

(b)   The date of the Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder and under any Plan upon his termination of employment and that is properly treated as a deferral of compensation subject to  Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(c)   To the extent any payment  otherwise required to be made to the Executive hereunder or under any Plan on account of  his separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A, and if the Executive is a “specified employee” under Section 409A at the time of his separation from service, then such payment shall not be made until the first business day after the earlier of (i) the expiration of six months from the date of  the Executive’s separation from service, or (ii) the date of his death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if he has died, to his estate, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence.

(d)   In the case of any amounts  payable to the Executive under this Agreement, or under any Plan, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii), and (B) to the extent any such existing Plan does not already so provide, it is hereby amended to so provide, with respect to amounts that may become payable to the Executive thereunder.

(e)   To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement or under any Plan would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which the Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) the Executive’s  right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(f)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)   In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(h)   The Company agrees that at all times during the Term, it will use its reasonable best efforts to maintain each Plan in documentary and operational compliance with all requirements under Section 409A, in so far as such requirements are applicable to the payments or benefits to be made or provided to the Executive under such Plan. The Company further agrees that to the extent permitted under Section 409A, this Agreement, and the terms of any Plan (to they extent they relate to the Executive’s entitlements under such Plan) shall be modified, as reasonably requested by the Executive, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with, the benefits and payments to be provided or paid to the Executive hereunder or under such Plan. Any such modification shall maintain the original intent and economic benefit to the Executive of the applicable provision of this Agreement or such Plan, to the maximum extent possible without violating any applicable requirement of Section 409A. Any such modification to the terms of any Plan may be made by means of a separate written agreement between the Company and the Executive so as to limit the applicability of such modification to just the payments or benefits to be provided to the Executive under such Plan.

(i)            Notwithstanding anything herein to the contrary, the Company shall not  be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A, except as to any failure to comply with Section 409A that results from the Company’s willful failure to comply with the terms of this Agreement or the terms of any Plan.

(j)            For purposes of the foregoing, the following terms shall have the following meanings:

(1)               “Plan” shall mean any plan, program, agreement (other than this Agreement, but including the Exhibits hereto) or other arrangement maintained by the Company or any of its affiliates that is a “nonqualified deferred compensation plan” within the meaning of Section 409A and under which any payments or benefits are to be made or provided to the Executive, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A after taking into account all exclusions applicable to such payments under Section 409A.

(2)     “Section 409A” shall mean section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same.

23.   INDEMNIFICATION AND D&O INSURANCE. The Executive shall be indemnified and advanced expenses to the fullest extent permitted or authorized by any policies or governing documents of the Company or, if greater, by applicable law.  A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and for six (6) years thereafter, to the extent that such coverage is then provided to any other current or former director or officer of the Company, providing coverage to the Executive that is no less favorable to him than the coverage then being provided to any other current or former director or officer of the Company.

24.   LEGAL FEES AND VESTAR TAX PREPARATION EXPENSES. Within fifteen (15) days following receipt of an applicable invoice, the Company will reimburse the Executive for all reasonable legal expenses that are incurred by Executive in connection with the negotiation and execution of this Agreement and related matters and reimburse Vestar Group up to $15,000 per year in connection with reasonable Vestar Group’s tax preparation expenses related to Executive.

25. HOLDINGS. Holdings hereby guarantees the performance of all of the Company’s payment and other financial obligations to the Executive under this Agreement and Holdings shall be deemed a third party beneficiary of this Agreement for all purposes.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Daniel E. Dosoretz

Name: Daniel E. Dosoretz

Title: CEO

RADIATION THERAPY SERVICES HOLDINGS, INC.

By:	/s/ Daniel E. Dosoretz

Name: Daniel E. Dosoretz

Title: CEO

EXECUTIVE:

/s/ Bryan J. Carey

Bryan J. Carey

Signature Page to
Employment Agreement

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this     th  day of                   , 20    , by and between RADIATION THERAPY SERVICES, INC., a Florida corporation (the “Company”), and BRYAN CAREY (“Executive”).

PRELIMINARY RECITALS

A.            Executive and the Company are parties to an Executive Employment Agreement, dated as of      , 2012] (the “Agreement”).

B.           Executive’s employment with the Company has terminated.

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, it’s, subsidiaries, parents, joint ventures, and only with respect to such person’s affiliation with the Company,  its Affiliates (as defined in the Agreement) and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Civil False Claims Act, §31 U.S.C §3729 et seq and related state false claims act provisions and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.  Notwithstanding the foregoing, the Executive does not release, discharge or waive any rights to (1) payments and benefits (or other rights) provided under the Agreement, (2) benefit claims under any employee benefit plans in which the Executive is a participant by virtue of his (current or past) employment with the Company or any of its Affiliates (including any claims to vested and accrued benefits and entitlements under any other agreements, plans, programs, awards, policies, arrangements, contracts, instruments and other documents to which the Executive is a party (or is covered by)), (3) any rights the Executive may have as an equity holder of the Company or any of its Affiliates, (4) any rights Executive may have to be indemnified and/or advanced expenses under any corporate document of the Company, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies. (5) any rights which the Executive is prohibited from releasing or waiving by law, and (6) any right any of the Executive Parties may have to obtain contribution as permitted by law in the event of entry of judgment against any of them as a result of any act or failure to act for which they, on the one hand, and any of the Company Parties, on the other hand, are jointly liable.

2.             Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.             Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.             Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.             The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.             Executive certifies and acknowledges as follows:

(a)           That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)           That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

(c)           That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(d)           That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(e)           That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.

(f)            That the Company has provided him with adequate opportunity, including a period of [twenty-one (21)][forty-five] days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than [twenty-one (21)][forty-five] days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such [21][45]-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(g)           That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)           That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter released herein; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

7.             Until the 24 months anniversary of the Executive’s Termination Date, as defined in the Agreement, the Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, until the 24 months anniversary of the Executive’s Termination Date, Executive will not disparage any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party.

8.             Until the 24 months anniversary of the Executive’s Termination Date, Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its Affiliates or any Company Party, nor the character of the Company or any of its subsidiaries or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, (a) that this paragraph and the immediately preceding paragraph shall have no application to any evidence or testimony requested of Executive or the Company by any court or government agency and shall not prohibit the Executive or the Company from (i) responding publicly to incorrect, disparaging or derogatory public statements made by the other party to the extent reasonably necessary to correct or refute such statements, and (ii) conferring in confidence with his or its legal representatives and (b) nothing in this Release shall prohibit the Executive from competing fairly with the Protected Parties, as such term is defined in the Agreement, in the future, to the extent he is otherwise permitted (pursuant to the terms of the Agreement).

9.                                       Miscellaneous

(a)           This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)           The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)           This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)           The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company and the Execute may only assign this Release in the following way: (a) with a prior written consent of the opposing party to this Release, (b) by the Executive, to his estate, heirs, or beneficiaries, or (c) by the Company, to its successor that continues its business by merger, consolidation or similar corporate transaction, provided, that such entity assumes all of obligations and duties of the Company hereunder

(f)            No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)           ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

*   *   *   *   *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:

Name:

Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including [21][45] days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness:

EXHIBIT B

GOLDEN PARACHUTE EXCISE TAX PROVISIONS.

This Appendix B sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 6(g) of the Agreement in the event that the Company undergoes a 280G Change in Control (as defined in Section 4(a) below). Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Agreement.

1.             Change in Control Prior to an Initial Public Offering.  If the Company undergoes a 280G Change in Control at a time when none of its capital stock  is readily tradeable on an established stock exchange or otherwise (and when all other requirements of Treas. Reg.§1.280G-1, Q/A 6(a)(2)(i) are satisfied), and if  it is determined pursuant to Section 3 below that that any portion of the Payments (as defined in Section 4(b) below) otherwise payable to the Executive in connection with such Change in Control would be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then the following provisions shall apply.

(a)           Upon the Executive’s written request, the Company shall schedule a stockholder vote that complies with the applicable stockholder approval requirements described in Treas. Reg. §1.280G-1, Q&A-7, in order to seek stockholder approval solely of that portion of the total amount of the Payments payable to the Executive that, if eliminated, would result in no Excise Tax being imposed with respect to any of such Payments. Such portion of the total amount of the Executive’s Payments is referred to hereinafter as the “Parachute Payment Portion”. The particular  Payments to be included in the Parachute Payment Portion that is submitted for stockholder approval shall be determined in the order of priority specified in Section 2(c) below. If the Parachute Payment Portion of the Executive’s Payments is approved by the Company’s stockholders in a vote taken in compliance with all of the shareholder approval requirements applicable to such Payments under Code Treas. Reg. §1.280G-1, Q&A-7, then the entire amount of all of the Executive’s  Payments shall be paid or provided to him without any reduction thereof.  If the Parachute Payment Portion of the Executive’s Payments are not so approved, then the particular  Payments, or any portion thereof, included in the Parachute Payment Portion that were not approved by the stockholders shall not be paid or provided to the Executive, but the remaining Payments, or portions of his Payments, shall be paid or provided to him.

(b)           If the Executive does not elect to have the Parachute Payment Portion of his  Payments submitted for approval by the Company’s stockholders in accordance with the provisions of Section 1(a) above, then the amount of the Payments otherwise payable to him shall be subject to reduction to the same extent, and in the same manner, as it would be reduced pursuant to the provisions of Section 2 below if the Change in Control had occurred at a time when capital stock of the Company was readily tradeable on an established stock exchange.

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2.                                      Change in Control After an Initial Public Offering.

(a)           If the Company undergoes a 280G Change in Control at a time when any of its capital stock  is readily tradeable on an established stock exchange or otherwise (or when any of the other  requirements of Treas. Reg.§1.280G-1, Q/A 6(a)(2)(i) are not met), then except as provided in Section 2(b) below, the total amount of the  Payments otherwise payable to the Executive shall be reduced by the smallest amount necessary in order for no portion of his total  Payments to be subject to the Excise Tax.

(b)           No reduction in any of the Executive’s Payments shall be made pursuant to Section 2(a) above if the After Tax Amount of the Payments payable to him without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Section 2(a) above. For purposes of the foregoing, (A) the “After Tax Amount” of the Executive’s Payments, as computed with, and as computed without, the reduction provided for under Section 2(a), shall mean the amount of the  Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or  any other excise taxes, any employment, social security or medicare taxes, and any other taxes) imposed with respect to such  Payments in the year or years in which payable; and (B) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(c)           Any reduction in the Executive’s Payments required to be made pursuant to Section  1(b) or Section 2(a) above (the “Required Reduction”) shall be made as follows: first, any  Payments  that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of  Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control  solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment; second, any severance payments or benefits, any performance-based cash or equity incentive awards, or any other  Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24  shall be reduced; and third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.

3.                                      Parachute Payment Determinations.  By no later than 30 days prior to  the closing of the transaction or the occurrence of the event that constitutes the

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280G Change in Control, or as soon thereafter as administratively practicable, determinations shall be made as to the following: (x) whether any Excise Tax will be payable with respect the Executive’s Payments  and if so, the amount of thereof; (y) if Section 1(a) above applies, (A) the amount of the Parachute Payment Portion of the Executive’s  Payments, and the particular  Payments or portions thereof to be included therein, if the Executive request stockholder approval for such portion of his Payments, or (B) the amount of the reductions, if any, required to be made to the Executive’s Payments under Section 1(b) above if he does not  request stockholder approval, and  the manner of implementing any such reductions in accordance with Section 2(c) above; and (z) if Section 2 above applies, the amount of the reductions, if any, required to be made to the Executive’s Payments under Section 2(a) above. Such determinations, and the assumptions to be utilized in arriving at such determinations (other than those assumptions specified in the last two sentences of this Section 3, shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company, Holdings or any of their affiliates. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Company. The determinations made by Auditor hereunder shall be binding upon the Executive and the Company.

4.                                      Definitions.  For purposes of the foregoing, the following terms shall have the following meanings:

(a)           “280G Change in  Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder.

(b)           “ Payments” shall mean any payments or benefits in the nature of compensation that are to be paid or provided to the Executive or for his benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the Change in Control) if the Executive is  a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payments or benefits are “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

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